                          ZEIGLER COAL HOLDING COMPANY
                                 50 JEROME LANE
                           FAIRVIEW HEIGHTS, IL 62208

                                                                  August 5, 1998

Dear Shareholders:

    We are please to inform you that our Company has entered into an Agreement and Plan of Merger, dated as of August 3, 1998 (the "Merger Agreement"), with AEI Resources, Inc. ("Parent") and Zeigler Acquisition Corp., a wholly-owned subsidiary of Parent ("Purchaser"). Pursuant to the Merger Agreement, Purchaser has today commenced a cash tender offer (the "Offer") to purchase all of the outstanding common stock, $.01 par value (the "Shares"), of the Company at a purchase price of $21.25 per Share, net to the shareholder in cash. Following the successful consummation of the Offer, Purchaser will be merged with and into the Company (the "Merger") and the Company will become a wholly-owned subsidiary of Parent.

    YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDS THAT ALL HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

    In arriving at its recommendation, the Board of Directors gave careful consideration to the factors described in the attached Schedule 14D-9 that is being filed today with the Securities and Exchange Commission, including, among other things, the opinion of Credit Suisse First Boston Corporation, the Company's financial advisor, that the consideration to be received by stockholders in the Offer and the subsequent Merger pursuant to the Merger Agreement is fair, from a financial point of view, to such stockholders.

    In addition to the attached Schedule 14D-9, enclosed is the Offer to Purchase dated August 5, 1998 together with related materials, including a Letter of Transmittal, to be used for tendering your Shares pursuant to the Offer. These documents state the terms and conditions of the Offer and the subsequent Merger, provide detailed information about the transactions and include instructions as to how to tender your Shares. We urge you to read these documents carefully in making your decision with respect to tendering your Shares pursuant to the Offer.

Very truly yours,

Chand B. Vyas
PRESIDENT AND CHIEF EXECUTIVE OFFICER